UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAS GOLD AND SILVER CORPORATION
(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(Province or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

145 King Street West, Suite 2870

Toronto, Ontario

Canada, M5H 1J8

(Address of principal executive offices)

Americas Gold and Silver Corporation Deferred Share Unit Plan Amended & Restated Effective May 7, 2025

Americas Gold and Silver Corporation Share Unit Plan Amended & Restated Effective May 7, 2025

Americas Gold and Silver Corporation Amended and Restated Stock Option Plan Effective May 7, 2025

(Full title of plan)

Registered Agent Solutions, Inc.

99 Washington Avenue, Suite 1008

Albany, New York 12260

(Name and address of agent for service)

(888) 705-7274

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company" in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer	☐	Accelerated Filer	☒
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) registers the offer and sale of common shares (the “Common Shares”) of Americas Gold and Silver Corporation (the “Registrant” or “USAS”) pursuant to the Registrant’s (1) Americas Gold and Silver Corporation Deferred Share Unit Plan Amended & Restated Effective May 7, 2025, (2) Americas Gold and Silver Corporation Share Unit Plan Amended & Restated Effective May 7, 2025 and (3) Americas Gold and Silver Corporation Amended and Restated Stock Option Plan Effective May 7, 2025.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents which have been and will in the future be filed by the Registrant with the SEC are incorporated into this Registration Statement by reference:

(a)	Our Annual Report on Form 40-F as filed with the SEC on March 30, 2026;
(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2025; and
(c)	The description of our common shares contained in the Annual Information Form included as Exhibit 99.3 to our Registration Statement on Form 40-F filed with the SEC on January 11, 2017.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Form 6-K furnished by us during such period or portions thereof that are identified in such Form 6-K as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

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Item 6. Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the ”CBCA”), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify such an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. With approval of a court and subject to the sentence above, the Registrant may indemnify such individuals in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as described above. The Registrant may advance moneys to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above in the second sentence under this heading. The aforementioned individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity as described above if the individual seeking indemnity was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done and provided the individual fulfills the conditions set out above in the second sentence under this heading.

The by-laws of the Registrant provide that, subject to the limitations contained in section 124 of the CBCA, the Registrant shall, to the maximum extent permitted by law, indemnify a director or officer, a former director or officer, or an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, , against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity The by-laws of the Registrant provide that the Registrant may purchase and maintain insurance for the benefit of a director or officer, a former director or officer, or an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against any liabilities incurred by the individual in that individual’s capacity as a director or officer of the Registrant or in that individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or has acted in the capacity at the Registrant’s request, subject to the provisions of the CBCA. The indemnity provisions of the by-laws shall be in addition to and not in substitution for or limitation of any rights, immunities and protections to which a person is otherwise entitled.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

Number	Exhibit
4.1	Americas Gold and Silver Corporation Amended and Restated Deferred Share Unit Plan, as amended by the Board on May 7, 2025
4.2	Americas Gold and Silver Corporation Amended and Restated Share Unit Plan, as amended by the Board on May 7, 2025
4.3	Americas Gold and Silver Corporation Amended and Restated Stock Option Plan, as amended by the Board on May 7, 2025
5.1	Opinion of Blake, Cassels & Graydon LLP
23.1	Consent of Blake, Cassels & Graydon LLP (Included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of James R. Atkinson
23.4	Consent of Daren Dell
23.5	Consent of Neil de Bruin
23.6	Consent of Daniel Hussey
23.7	Consent of James Stonehouse
23.8	Consent of Shawn Wilson
23.9	Consent of Rick Streiff
24.1	Power of Attorney (See Signature Pages)
107	Filing Fee Table

Item 9.   Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 30th day of March, 2026.

AMERICAS GOLD AND SILVER CORPORATION

By:	/s/ Paul Andre Huet
Name:	Paul Andre Huet
Title:	Chief Executive Officer

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POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul Andre Huet and Warren Varga as his or her attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Paul Andre Huet	Chief Executive Officer and Chairman of the Board	March 30, 2026
Paul Andre Huet

/s/ Warren Varga	Chief Financial Officer	March 30, 2026
Warren Varga

/s/ Scott Hand	Lead Director	March 30, 2026
Scott Hand

/s/ Peter Goudie	Director	March 30, 2026
Peter Goudie

/s/ Tara Hassan	Director	March 30, 2026
Tara Hassan

/s/ Gordon Pridham	Director	March 30, 2026
Gordon Pridham

/s/ Bradley R. Kipp	Director	March 30, 2026
Bradley R. Kipp

/s/ Meri Verli	Director	March 30, 2026
Meri Verli

/s/ Shirley In’t Veld	Director	March 30, 2026
Shirley In’t Veld

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AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the authorized representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of the Registrant in the United States, on the 30th day of March, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative in the United States

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